Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the foregoing Registration Statement of Orsus Xelent Technologies, Inc. on Form S-3 of our report dated April 15, 2010, with respect to our audit of the consolidated financial statements of Orsus Xelent Technologies, Inc. and Subsidiaries as of December 31, 2009 and for the year then ended appearing in the Annual Report on Form 10-K of Orsus Xelent Technologies, Inc. for the year ended December 31, 2010, filed with the Securities and Exchange Commission on April 15, 2011. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Bernstein & Pinchuk LLP

New York, New York
August 12, 2011